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                                                                     EXHIBIT 4.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO PHARMION CORPORATION, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                            ------------------------

                              PHARMION CORPORATION
                       SENIOR CONVERTIBLE PROMISSORY NOTE

$12,000,000                                                        April 8, 2003

                  PHARMION CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to CELGENE CORPORATION (the "Purchaser"), or its registered assigns, the principal amount of TWELVE MILLION dollars ($12,000,000). The Purchaser and any registered assigns thereof are referred to as the "Holder." This Note is originally being issued pursuant to the Securities Purchase Agreement dated the date hereof (the "Securities Purchase Agreement"), by and between the Company and the Purchaser, and the Holder is entitled to all of the benefits of the Securities Purchase Agreement, and may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereof and thereof, all in accordance with the terms hereof and thereof. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement. The following terms shall apply to this Note:

         1.       Principal and Interest Payments.

                  The principal amount of this Note shall be due and payable in full upon April 8, 2008 (the "Maturity Date"). Interest (a) shall accrue on the unpaid principal amount of this Note from the date hereof at the rate of 6% per annum, (b) shall be compounded semi-annually on October 8 and April 8 of each year and (c) shall be due and payable in cash (i) on each April 8, commencing on April 8, 2004, (ii) on the Maturity Date of this Note, and (iii) after such Maturity Date, on demand. Any principal and interest not paid when due (whether at maturity or at a date fixed for prepayment or repurchase or otherwise) shall bear interest from and including the date due to but excluding the date paid in full at the rate of 10% per annum. Interest shall be calculated on the basis of the actual number of days elapsed in a 365-day year and shall in no event exceed the maximum rate permitted under applicable law.

         2.       Optional Prepayment.

                  The principal amount of this Note may be prepaid without penalty in whole or in part, together with accrued and unpaid interest thereon, at the option of the Company upon delivery of written notice to the Holder ("Prepayment Notice") specifying a prepayment date (the "Prepayment Date") no earlier than twenty (20) days nor later than thirty (30) days subsequent to the delivery of such notice, provided, however, that no such Prepayment Notice shall be issued unless the average closing price of a share of the Company's common stock, $0.001 par value per share (the "Common Stock"), on the principal securities market on which such shares shall then be traded for a twenty (20) consecutive trading-day period ending within five (5) days of the issuance of the Prepayment Notice shall have equaled or exceeded $3.75 per share (appropriately adjusted for any stock split or combination or any stock dividend or other recapitalization affecting such shares after the date hereof). The term "Common Stock" shall include, unless the context otherwise requires, the stock or other securities or property at the time deliverable upon conversion of this Note.

         3.       Conversion.

                  3.1.     Conversion.

                  (a) The Holder shall have the right at any time prior to the Maturity Date or a Prepayment Date to convert in whole or in part the unpaid principal of this Note, and accrued and unpaid interest thereon, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the aggregate amount of principal and interest to be converted by the conversion price in effect on the date this Note is surrendered for conversion (the "Conversion Price"); provided, that, following any Prepayment Date, a Holder shall continue to have the right to convert any principal of this Note that remains unpaid, together with accrued and unpaid interest thereon. The initial Conversion Price shall be $2.75 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Paragraph 4.

                  (b) The Holder shall notify the Company of its intention to convert all or a portion of this Note pursuant to this Paragraph 3.1. Within five (5) Business Days after the date of such notice of intention, the Company shall deliver to the Holder a certificate, signed by the Company's Chief Executive Officer and Chief Financial Officer, to the effect that: (i) since the end of the Company's most recently completed fiscal year, there has been no material adverse change in the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company or any of its subsidiaries; (ii) there is no material action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, threatened, against the Company or any of its subsidiaries; and (iii) neither the Company nor, to the best of the Company's knowledge, any other party thereto is in default in any material respect of any of its obligations under any material agreement or contract of the Company. If, for any reason, the Company is unable to certify as to any of the above matters, it shall so notify the Holder, and shall deliver a certificate as to the remaining matters, within such five (5) Business Day period. The delivery of any certificate by the Company to the Holder pursuant to this Paragraph 3.1(b) shall not obligate the Holder to convert this Note.

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

                  3.2. Automatic Conversion. The principal amount of this Note, together with accrued and unpaid interest thereon, shall be automatically converted into shares of Common Stock at the Conversion Price then in effect, immediately upon the closing of a sale of the Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $3.75 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization affecting such shares after the date hereof) and which results in aggregate cash proceeds to the Company of no less than $50,000,000 (net of underwriting discounts and commissions) (a "Qualifying IPO").

                  3.3. Mechanics of Conversion. Before any Holder of this Note shall be entitled to receive the Common Stock into which this Note has been converted, such Holder shall surrender this Note duly endorsed at the Company's principal corporate office and, if such conversion is being made pursuant to Paragraph 3.1, shall give written notice to the Company, at its principal corporate office, of the election to convert this Note, further stating therein the amount of the principal and interest to be converted and the name or names in which the certificate or certificates for the Common Stock are to be issued. The Company shall, as soon as practicable after such surrender of this Note, issue and deliver to such Holder at the address specified by such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the Common Stock, together with any other securities and property, to which such person or persons shall be entitled as aforesaid. Except as otherwise provided in Paragraph 3.2, such conversion shall be deemed to have been made immediately prior to the close of business on the date on which this Note shall have been surrendered for conversion and the person or persons entitled to receive the Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock as of such date. If the conversion pursuant to Paragraph
3.1 is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of the Holder of this Note, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Holder shall not be deemed to have converted this Note until immediately prior to the closing of such sale of securities. Upon any partial conversion of this Note, the Company, at its expense, will forthwith issue and deliver to the Holder a new Note in a principal amount equal to the unconverted principal amount of the surrendered Note, such new Note to be dated and to bear interest from the date to which interest has been paid on the surrendered Note.

         4.       Adjustments.

                  4.1. Subdivision or Combination of Stock. In the event the Company should at any time or from time to time after the date hereof subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Company are combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  4.2. Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time the holders of Common Stock receive or become entitled to receive, without payment therefor:

                  (a) Common Stock or any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights, warrants or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

                  (b) any cash paid or payable otherwise than as a cash dividend, evidences of the Company's indebtedness or any other asset; or

                  (c) Common Stock or additional stock or other securities or property (including cash) by way of distribution, spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement or otherwise (other than shares of Common Stock issued as a stock split, which are covered by the terms of Paragraph 4.1), then, and in each such case, the Holder shall, upon the conversion of this Note, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) that the Holder would have received or been entitled to receive had it been the holder of record of such number of shares of Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

                  4.3. Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another entity, or the sale of all or substantially all of its assets in one or a series of transactions, or other transaction, is effected and, in connection therewith, holders of Common Stock are entitled to receive stock, securities, or other assets or property (an "Organic Change"), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder shall thereafter have the right to receive (in lieu of the shares of the Common Stock of the Company immediately theretofore receivable upon the conversion of this Note) upon conversion of this Note such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of this Note. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number and type of shares and other securities and property receivable upon the conversion of this Note) shall thereafter be applicable, in relation to any shares of stock, securities or other assets or property thereafter deliverable upon the conversion hereof. The Company shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument delivered to the Company and to the Holder the obligation to deliver to the Holder such shares of stock, securities or other assets or property as, in accordance with the foregoing provisions, the Holder may be entitled to receive, as well as the obligations of the Company set forth in the immediately preceding sentence. The above provisions shall similarly apply with respect to successive recapitalizations, reclassifications, reorganizations, consolidations, mergers, sales or other transactions.

                  4.4. Adjustments to Conversion Price for Certain Diluting Issues. In the event that after the date hereof any transaction or event, other than those described in Paragraphs 4.1 through 4.3 above, occurs which, pursuant to the provisions of the Company's Third Restated Certificate of Incorporation (as the same may be amended or restated, the "Certificate of Incorporation"), results in a change in the conversion price of the Company's Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), whether by reason of the full-ratchet or weighted average antidilution calculations pertaining to the Series C Preferred Stock, then simultaneously with each such change in the conversion price of the Series C Preferred Stock, the Conversion Price shall be reset to equal 1.316 times the new conversion price of the Series C Preferred Stock. In respect of any such adjustment, the adjusted Conversion Price will be determined by reference to the provisions of the Company's Certificate of Incorporation as they shall be in effect at the time of any such transaction or event, and nothing herein contained shall be deemed to limit the Company's right, upon receipt of the appropriate consent of the holders of the Series C Preferred Stock, to modify the antidilution provisions applicable to the Series C Preferred Stock or to require the consent of the Purchaser to any such modification.

                  4.5. Certain Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Paragraph 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number, class and kind of shares available under the Note, the Conversion Price or the application of such provisions, so as to give the Holder upon conversion of the Note the total number, class and kind of shares as it would have owned had the Note been converted prior to the event and had it continued to hold such shares until after the event requiring adjustment.

                  4.6. Notices of Adjustments. Immediately upon any adjustment under this Paragraph 4, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment, the adjusted Conversion Price and the adjusted number or type of shares of Common Stock or other securities or property issuable upon conversion hereof (as applicable) and describing the transactions giving rise to such adjustment.

                  4.7. Notices of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Organic Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 20 Business Days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such

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

transaction. For purposes of this Note, "Business Day" shall mean any day (except Saturday or Sunday) on which banks are scheduled to be open to conduct business in the City of New York.

                  4.8. No Fractional Shares. No fractional shares shall be issued upon the conversion of this Note, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (including a fraction equating to .5000 being rounded up to the next whole number). The number of shares issuable upon such conversion shall be determined on the basis of the unpaid principal and interest of this Note, as the case may be, the Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  4.9. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note for the maximum number of shares of Common Stock issuable upon conversion of this Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Note for the maximum number of shares of Common Stock then issuable upon conversion hereof, in addition to such other remedies as shall be available to the Holder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

                  4.10. Fully Paid Shares. All shares of capital stock issued upon the conversion of this Note shall be validly issued, fully paid and non-assessable.

         5.       Repurchase Upon Change of Control.

                  5.1. Repurchase Right. In the event of a Change of Control (as hereinafter defined), the Company will make an offer to repurchase (the "Change of Control Offer") this Note at a purchase price in cash equal to the unpaid principal amount hereof, plus accrued and unpaid interest hereon to the date of repurchase. Within five days following the occurrence of any Change of Control, the Company shall give written notice of such Change of Control to the Holder, which notice shall state: (i) that a Change of Control has occurred and that the Holder has the right to require the Company to repurchase all or a portion of the Note at a purchase price in cash equal to the unpaid principal amount thereof, plus accrued and unpaid interest thereon (the "Repurchase Price") to the date of repurchase (the "Repurchase Date"), which shall be a Business Day, specified in such notice, that is not earlier than 20 days or later than 30 days after the date such notice is given; (ii) the then effective Conversion Price; and (iii) that payment will be made upon presentation and surrender of the Note. To exercise its repurchase right, the Holder shall give to the Company, within 10 days after its receipt of the Company's notice, written notice of its election to accept the Change of Control Offer (the "Election Notice"), which Election Notice shall set forth the principal amount of this Note to be repurchased and, if this Note is to be repurchased in part, the name and address of the person in which the portion thereof to remain outstanding after such repurchase is to be registered. Notwithstanding the

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Holder's election to accept the Change of Control Offer and delivery of the
Election Notice to the Company, the right of the Holder to convert this Note pursuant to Paragraph 3 shall continue until the close of business on the day immediately preceding the Repurchase Date. If the Holder has elected to accept the Change of Control Offer, then, on the Repurchase Date, the Holder shall surrender this Note to the Company at the office or agency of the Company maintained pursuant to Paragraph 10.1 and shall thereupon be entitled to receive payment of the Repurchase Price therefor. If the Holder elects to have repurchased less than the entire principal amount of this Note, the Company shall issue, at its expense, a new Note representing the portion of the principal amount not so repurchased, which new Note shall be dated as of the date (prior to the Repurchase Date) to which interest has been paid on the Note so surrendered.

                  5.2. Definition of Change of Control. "Change of Control" means the occurrence of any of the following events:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the total voting power represented by the outstanding capital stock of the Company pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (irrespective of whether or not at the time the stock of any other class shall or might have voting power by reason of the happening of any contingency) ("Voting Stock");

                  (b) the Company consolidates with, or merges with or into, another entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any entity consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than in each case any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Voting Stock of the Company (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or (y) pursuant to which holders of Voting Stock of the Company immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power represented by the outstanding capital stock of the surviving or transferee corporation pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the surviving or transferee corporation (irrespective of whether or not at the time the stock of any other class shall or might have voting power by reason of the happening of any contingency);

                  (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

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                  (d)      the Company is liquidated or dissolved or adopts a
plan of liquidation or dissolution.

         6.       Form of Payments.

                  All payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts and shall be payable by wire transfer of immediately available funds to the account of the Holder at such banking institution as the Holder designates, or, if requested by the Holder, by certified or official bank check mailed to the Holder at the address of the Holder set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company.

         7.       Events of Default.

                  If any of the following events (herein called "Events of Default") shall happen (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing:

                  7.1. Payment of Principal. The Company shall fail to pay the principal sum of this Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or repurchase or by acceleration or otherwise;

                  7.2. Payment of Interest. The Company shall fail to pay any installment of interest on this Note according to its tenor when and as the same shall become due and payable and such default shall continue for more than ten (10) calendar days;

                  7.3. Representations and Warranties. Any representation or warranty made by the Company in the Securities Purchase Agreement or any document delivered pursuant thereto that is qualified by reference to materiality or material adverse effect shall prove to have been incorrect in any respect, or any such representation or warranty that is not so qualified shall prove to have been incorrect in any material respect, in each case when made;

                  7.4. Covenants. The Company or any of its subsidiaries shall default in any material respect in the performance or observance of any term, covenant, condition or agreement contained in any agreement between or among the Holder, on the one hand, and the Company and/or any of its subsidiaries, on the other hand (including, without limitation, the Securities Purchase Agreement, this Note and the Warrant), and such default shall continue unremedied for a period of ten (10) calendar days after notice thereof shall have been given by the Holder to the Company;

                  7.5. Intellectual Property Licenses. Any material intellectual property license agreement or arrangement under which the Company or any of its subsidiaries is a licensee shall have been terminated prior to its normal expiration date other than by the Company or any of its subsidiaries;

                  7.6. Other Indebtedness. The holder of any other indebtedness of the Company or any of its subsidiaries for borrowed money shall have declared any of such indebtedness to be due and payable prior to its stated maturity as a result of the occurrence of an event of default under the instruments evidencing such indebtedness;

                  7.7. Judgments. A final judgment or judgments for the payment of money shall be rendered against one or more of the Company and its subsidiaries which, after application of any insurance coverage relating to such judgment or judgments, aggregates an amount that exceeds twenty percent (20%) of the cash and readily marketable securities of the Company as reflected on the balance sheet included in its then most recently issued quarterly or annual consolidated financial statements, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

                  7.8. Voluntary Reorganization. The Company or any of its subsidiaries shall (i) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of the Company or such subsidiary or any of their respective properties or assets, (ii) be unable to, or admit in writing its inability to, pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute, or any answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken by the Company or any such subsidiary for the purpose of effecting any of the foregoing; or

                  7.9. Involuntary Reorganization. An order, judgment or decree shall be entered, without the application, approval or consent of the Company or any subsidiary, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or any of its subsidiaries or of all or a substantial part of the respective properties or assets of the Company or any of its subsidiaries, or appointing a custodian, receiver, trustee or liquidator of the Company or any of its subsidiaries, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive days, then, and in any such event (other than an Event of Default specified in Paragraph 7.8 or 7.9), the Holder may declare the principal of, and all accrued and unpaid interest on, this Note to be due and payable immediately, by a notice in writing to the Company, whereupon such principal and interest shall become immediately due and payable; provided, that, in the case of an Event of Default specified in Paragraph 7.8 or 7.9, the principal of, and all accrued and unpaid interest on, this Note ipso facto shall become immediately due and payable without any declaration or other act of the Holder.

         8.       Exchange or Replacement of Note.

                  8.1. The Holder, at its option, may in person or by duly authorized attorney surrender this Note for exchange, at the office or agency of the Company maintained pursuant to Paragraph 10.1, and receive in exchange therefor a new Note in the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, each such new Note to be dated as of the date to which interest has been paid on the Note so surrendered and payable to the Holder.

                  8.2. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Note, and in case of loss, theft or destruction of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company shall make and deliver to the Holder a new Note of like tenor in lieu of this Note. Any Note made and delivered in accordance with this paragraph shall be dated the date hereof.

         9.       Amendments.

                  This Note may not be amended or modified in any respect unless the Company and the Holder consent and such amendment or modification is set forth in writing and signed by the Company and the Holder. Any such amendment or modification shall be binding upon the Holder and future assigns of this Note.

         10.      Office or Agency.

                  10.1. So long as this Note remains outstanding, the Company shall maintain an office or agency (which shall initially be the principal place of business of the Company, located at 2525 28th Street, Boulder, Colorado 80301) where notices, presentations and demands to or upon the Company in respect of this Note may be given. All such notices, presentations and demands shall be delivered (personally, by overnight courier or by telecopier) or mailed to such address and shall be effective on the date so delivered or three Business Days after the date so mailed.

                  10.2. All notices to be given by the Company to the Holder in respect of this Note shall be delivered (personally, by overnight courier or by telecopier) or mailed to the address of the Holder set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company and shall be effective on the date so delivered or three Business Days after the date so mailed.

         11.      Extension of Maturity.

                  If any payment of principal of or interest on this Note shall become due on a Saturday, Sunday or a public holiday under the laws of the State of New York or the United States of America, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

         12.      Costs and Expenses.

                  The Company shall pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the Holder in collecting or enforcing this Note during the continuance of any Event of Default.

         13.      Waivers.

                  13.1. The Company and all endorsers, sureties and guarantors of this Note hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest, and protest in connection with the delivery, acceptance, performance, default, endorsement, enforcement or guaranty of this Note.

                  13.2. No failure or delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver or modification of the terms hereof shall be valid unless set forth in writing by the Company and Holder, and then such waiver or modification shall be effective only in the specific instance and for the specific purpose for which given. The remedies provided for herein are cumulative and not exclusive of any remedies provided by law.

         14.      Transfer of Note.

                  Subject to the restrictions on transfer set forth herein and in the Securities Purchase Agreement, this Note and all rights hereunder are transferable by the Holder, in whole or in part, at any time and from time to time. Any transfer shall be effected by the Holder in person or by duly authorized attorney by surrendering this Note, properly endorsed, at the agency or office of the Company referred to in Paragraph 10.1. Each taker and holder of this Note, by taking or holding the same, consents and agrees that this Note, when endorsed, in blank, shall be deemed negotiable, and, when so endorsed the holder hereof may be treated by the Company and all other persons dealing with this Note as the absolute owner hereof for any purposes and as the person entitled to exercise the rights represented by this Note, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder hereof as the owner hereof for all purposes.

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

         15. Governing Law; Jurisdiction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The Company hereby submits to the jurisdiction of the federal or state courts located within the City of New York, State of New York for the conduct of any suit, action or proceeding arising out of or relating to this Note. The Company hereby agrees that the Holder may effect service of process upon the Company by delivery (other than facsimile) in the manner provided for the giving of notices under Paragraph 10.1.

         16. Binding Effect. This Note shall be binding upon the Company and its successors and permitted assigns, and shall insure to the benefit of the Holder and its successors and permitted assigns.

         17. Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

                  IN WITNESS WHEREOF, PHARMION CORPORATION has caused this Note to be signed in its corporate name by its officer thereunto duly authorized, and to be dated as of the day first above written.

                                            PHARMION CORPORATION

                                            By: /s/ Patrick J. Mahaffy
                                                --------------------------------
                                                Name:  Patrick J. Mahaffy
                                                Title: President and CEO

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